UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Suite 1510 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Incentive Award Program

As previously disclosed, Targacept, Inc. (the “Company”) maintains an incentive award program under which all of its employees, including its executive officers, are eligible to receive an annual cash incentive bonus. On January 23, 2014, the Compensation Committee of the Company’s Board of Directors took the following actions with respect to the program.

(1) The Compensation Committee determined the achievement level at which cash bonuses would be awarded for fiscal 2013 to be 75% of target eligibility. As a result, the Company’s named executive officers were awarded bonuses in the following amounts:

Stephen A. Hill	President and Chief Executive Officer	$187,500

Alan A. Musso	Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer	$90,147

David A. Hosford	Vice President, Clinical Development and Regulatory Affairs	$63,732

(2) The Compensation Committee established performance objectives and associated weightings and achievement criteria for the incentive award program for fiscal 2014 without materially changing the mechanics (including weightings) of the program established in fiscal 2013. The performance objectives for 2014 include the achievement of specified goals with respect to: the outcome of the ongoing clinical trial of the Company’s product candidate TC-5214 in overactive bladder; operational excellence in the execution of clinical development programs; enhancement of the Company’s development pipeline of product candidates; capital efficiency; and leadership as measured by employee engagement factors.

Base Salaries of Named Executive Officers

Also on January 23, 2014, the Compensation Committee approved a 3% base salary increase for fiscal 2014 for Dr. Hill, Mr. Musso and Dr. Hosford.

Amendments to the Employment Agreements of Dr. Hill and Mr. Musso

On January 24, 2014, the Company entered into (i) an amendment to the employment agreement of Stephen A. Hill, President and Chief Executive Officer (the “Hill Employment Agreement Amendment”), and (ii) an amended and restated employment agreement with Alan A. Musso, Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer (the “Musso Amended and Restated Employment Agreement”, together with the Hill Employment Agreement Amendment, the “Agreements”). These Agreements were entered into principally to more closely align the employment agreement terms of Dr. Hill and Mr. Musso with those of the Company’s other senior executives.

The Hill Employment Agreement Amendment provides, among other things, that if his employment is terminated without just cause or if Dr. Hill terminates his employment for good reason and such termination is not associated with a “change in control” (as defined in the agreement), he is entitled to six months’ acceleration of vesting for unvested stock options or other equity-based awards held by him at the time of termination.

The Musso Amended and Restated Employment Agreement provides, among other things, for the insertion of a definition of a “change in control”; that, if a termination of his employment without just cause or by Mr. Musso for good reason occurs within 12 months after, or in connection with but prior to, a change in control, Mr. Musso is entitled to receive an aggregate cash severance equal to the sum of his then current salary and target annual bonus, payable in 12 monthly installments, as well as full acceleration of vesting for unvested stock options or other equity-based awards held by him at the time of termination; and for a revised nonsolicitation covenant, as further described in the Musso Amended and Restated Employment Agreement.

The descriptions of the terms of the Agreements included in this Item 5.02(e) are qualified in their entirety by reference to the full text of the Agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amendment No. 1 to Employment Agreement dated January 24, 2014 by and between the Company and Stephen A. Hill

10.2	Amended and Restated Employment Agreement dated January 24, 2014 by and between the Company and Alan A. Musso

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: January 28, 2014	/s/ Patrick C. Rock
Patrick C. Rock
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Amendment No. 1 to Employment Agreement dated January 24, 2014 by and between the Company and Stephen A. Hill

10.2	Amended and Restated Employment Agreement dated January 24, 2014 by and between the Company and Alan A. Musso